Exhibit 15

BY COURIER AND FACSIMILE

March 6, 2009

Rishi Varma, Esq.

Corporate Secretary

Trico Marine Services, Inc.

10001 Woodloch Forest Dr.

Suite 610

The Woodlands, Texas  77380

Re:                             Request Pursuant to Rule 14a-7 under the Securities Exchange Act of 1934, as Amended (the “Exchange Act”)

Dear Mr. Varma:

As disclosed in its Schedule 13D filed with the Securities and Exchange Commission, as amended to the date hereof, the undersigned stockholder, Kistefos AS (“Kistefos”), with a business address of Stranden 1, N-0250, Oslo, Norway, is the beneficial owner of 3,535,959 shares (the “Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”), or approximately 22.8%, of the outstanding common stock of Trico Marine Services, Inc. (the “Company”).

Kistefos intends to conduct a solicitation of proxies from the Company’s stockholders for use at the 2009 annual meeting of the stockholders of the Company, including any adjournments, reschedulings, continuations or postponements thereof or any special meeting that may be called in lieu thereof (the “Annual Meeting”).

Pursuant to Rule 14a-7 under the Exchange Act (and subject to Rule 14a-7(a)(2)(i)), Kistefos hereby requests that, within five (5) business days after receipt of this letter, the Company provide Kistefos with the Company’s stockholder list and security position listings for the purpose of disseminating solicitation materials to the holders of the Common Stock, including:

1.  A statement of the approximate number of record holders and beneficial holders of the Common Stock, separated by type of holder;

2.  The estimated cost of mailing a proxy statement, form of proxy or other communication to such holders, including to the extent known or reasonably available, the estimated costs of any bank, broker and similar person through whom the Company intends to solicit beneficial owners in connection with the Annual Meeting;

3.  A reasonably current list of the names, addresses and security positions of the record holders of the Common Stock, including banks, brokers and similar entities;

4.  The most recent list of names, addresses and security positions of beneficial owners as specified in Rule 14a-13(b) under the Exchange Act, in the possession, or which subsequently comes into the possession, of the Company;

5.  The names of stockholders at a shared address that have consented to delivery of a single copy of proxy materials to a shared address, if the Company has received written or implied consent in accordance with Rule 14a-3(e)(1) under the Exchange Act; and

6.  If the Company has relied on Rule 14a-16 under the Exchange Act, the names of the stockholders who have requested paper copies of the proxy materials for all meetings and the names of stockholders who, as of the date that the Company receives the request, have requested paper copies of the proxy materials only for the Annual Meeting, if any.

This information should be in the format normally used by the Company for providing such information to its proxy solicitor, accompanied by a printout of the information and any instructions as are necessary to make use of such information. The Company shall furnish Kistefos with updated record holder information on a daily basis or, if not available on a daily basis, at the shortest reasonable intervals.

Pursuant to Rule 14a-7(c)(1) under the Exchange Act, we have enclosed (i) the declaration required by Rule 14a-7(c)(2) under the Exchange Act containing the attestations required by Rule 14a-7(c)(2)(i) and Rule 14a-7(c)(2)(ii) under the Exchange Act (attached hereto as Exhibit A) and (ii) a copy of Amendment No. 29 to its Schedule 13D filed by Kistefos with the Securities and Exchange Commission on March 29, 2009 (attached hereto as Exhibit B).  Kistefos is aware of and will comply with its obligations under Rules 14a-7(d) and 14a-(7)(e) under the Exchange Act.

In addition to the foregoing, Kistefos reiterates its demand pursuant to Section 220 of the Delaware General Corporation Law, as set forth in its letter of January 14, 2009 (the “January Request Letter”), to exercise its right to inspect the Demand Materials (as such term is defined in the January Request Letter).  Kistefos also reiterates its demands that all modifications, additions or deletions to any and all information in the Demand Materials since January 14, 2009 and from this date forward, be immediately furnished as such modifications, additions or deletions become available to the Company or its representatives or agents, as set forth in the January Request Letter.

Please acknowledge receipt of this letter and the enclosures by signing and dating the enclosed copy of this letter and returning it to Kistefos in the enclosed envelope.

Please direct any questions or correspondence regarding this letter to our counsel, Frode Jensen, Esq., of Holland & Knight LLP, via mail at 195 Broadway, New York, New York 10007, by telephone at (212) 513-3462, by facsimile at (212) 385-9010 or by e-mail at Frode.Jensen@hklaw.com.

Sincerely,

KISTEFOS AS

By:	/s/ Åge Korsvold
	Name:	Åge Korsvold
	Title:	Chief Executive Officer

Encls.

EXHIBIT A

DECLARATION

(i)  Kistefos intends to solicit proxies (the “Proxy Solicitation”) from the holders of shares of common stock, $0.01 par value per share, of Trico Marine Services, Inc., a Delaware corporation (the “Company”), with respect to the approval by the Company’s stockholders of the proposals set forth on Attachment A hereto, at the 2009 annual meeting of the stockholders of the Company, including any adjournments, reschedulings, continuations or postponements thereof or any special meeting that may be called in lieu thereof (the “Annual Meeting”);

(ii)  Kistefos will not use the security holder list information (the “List Information”) that will be provided by the Company to Kistefos pursuant to a letter of Kistefos dated March 2, 2009 made pursuant to Rule 14a-7 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for any purpose other than to solicit the Company’ stockholders with respect to the Annual Meeting; and

(iii)  Kistefos will not disclose the List Information to any person other than an employee or agent of Kistefos (or its fellow participants, as such term is defined in Instruction 3 of Item 4 of Schedule 14A) to the extent necessary to effectuate the communication or Proxy Solicitation.

This declaration is being made pursuant to Rule 14a-7(c)(2) under the Exchange Act.

KISTEFOS AS

By:	/s/ Åge Korsvold
	Name:	Åge Korsvold
	Title:	Chief Executive Officer

ATTACHMENT A

PROPOSALS TO BE MADE BY KISTEFOS AS

AT THE 2009 ANNUAL MEETING OF STOCKHOLDERS,

OR OTHER MEETING OF STOCKHOLDERS HELD IN LIEU THEREOF (THE “ANNUAL MEETING”),

OF TRICO MARINE SERVICES, INC. (THE “CORPORATION”)

AND THE NOMINATION OF TWO (TWO) NOMINEES FOR

ELECTION TO THE BOARD OF DIRECTORS OF THE COMPANY (THE “BOARD”)

Proposal 1: The adoption of an amendment to Section 2 of Article III of the eigth amended and restated bylaws of the Corporation (the “Bylaws”), which shall be deleted and replaced it in its entirety with the following:

“Section 2. Quorum. Unless otherwise provided in the Certificate of Incorporation, seven directors shall constitute a quorum for the transaction of business of the Board of Directors and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.  This Section 2 of Article III shall not be amended or repealed by the Board of Directors without a unanimous vote of all of the directors then serving on the Board of Directors.”

Proposal 2: The nomination for election of Christen Sveaas, in accordance with Section 8 of Article III of the Bylaws, to replace Joseph S. Compofelice, a Class II Director currently serving on the Board whose term will expire at the Annual Meeting, or any person named or nominated to succeed him or to fill any vacancy created by the death, retirement, resignation or removal of any of them;

Proposal 3: The nomination for election of Åge Korsvold, in accordance with Section 8 of Article III of the Bylaws, to replace Ben A. Guill, a Class II Director currently serving on the Board whose term will expire at the Annual Meeting, or any person named or nominated to succeed him or to fill any vacancy created by the death, retirement, resignation or removal of any of them;

Proposal 4: The adoption of an amendment to Section 4 of Article II of the Bylaws, which shall be deleted and replaced it in its entirety with the following:

“Section 4. Special Meetings. Unless otherwise provided in the Certificate of Incorporation, special meetings of the stockholders for any purpose or purposes may be called at any time by the Chairman of the Board, by the CEO, or by a majority of the total number of directors serving on the Board of Directors, and shall be called by the Secretary within fifteen (15) days of receipt of a request from any two or more beneficial owners of the stock of the Corporation entitled to vote at such meeting, each such owner being unaffiliated with the other and collectively owning at least 15% of such stock in the aggregate, which request shall state the business proposed to be transacted at the special meeting. The special meeting shall take place at such time and at such place as may be stated in the notice of the meeting delivered pursuant to Article II, Section 6 below. Business transacted at a special meeting shall be confined to the purpose(s) stated in such notice. This Section 4 of Article III shall not be amended or repealed by the Board of Directors without a unanimous vote of all of the directors then serving on the Board of Directors.”

Proposal 5: The adoption of a resolution in the following form:

“RESOLVED, that the stockholders of the Corporation request the Board of Directors to take the necessary steps to provide that all directors have a one-year term of office, including approval of amendments to the Certificate of Incorporation and the Bylaws of the Corporation to eliminate the “classified” Board of Directors terms and submission of such amendments for stockholder approval to the extent required.  The Board declassification may be completed in a manner that does not affect the unexpired terms of previously elected Directors.”

Proposal 6: The adoption of a resolution in the following form:

“RESOLVED, that each provision of or amendment to the bylaws of the Corporation as of the effectiveness of this resolution that were not included in the eighth amended and restated bylaws of the Corporation filed with the Securities and Exchange

Commission on December 15, 2008, other than any amendments contemplated by the foregoing proposals, be and are hereby repealed.”